Exhibit 4.12

SENIOR TERM NOTE

$[__________]	January 15, 2010

FOR VALUE RECEIVED, DAL GROUP, LLC, a Delaware limited liability company (the “Maker”), promises to pay to the order of [_____________] (the “Payee”) at [____________________________]  or at such other place as may be designated in writing by the Payee, the principal sum of [_____________ DOLLARS and 00/100 ($[___________])], together with interest on the unpaid principal balance computed from the date hereof at a rate equal to the Contract Rate (as hereafter defined), on or before the first anniversary of the date of this Senior Term Note (such date, the “Maturity Date”) if not sooner paid.

This Senior Term Note (as amended, restated or otherwise modified from time to time, this “Note”) evidences indebtedness under and pursuant to that certain Loan, Security and Pledge Agreement among Maker, Payee and the other lenders party thereto, dated as of the date of this Note (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), to which reference is hereby made for other terms and conditions governing this Note. The holder of this Note is entitled to all of the benefits provided to it in the Loan Agreement.

1. CONTRACT RATE AND AMORTIZATION.

a. Contract Rate.  The term “Contract Rate” means an interest rate per annum equal to fifteen percent (15.0%).  Interest shall be (i) calculated on the basis of the actual number of days elapsed over a year of 365 days and compounded annually and (ii) payable monthly, in arrears, commencing on February 1, 2010 and on the first day of each month thereafter (or if such day is not a business day, on the first business day immediately following such day) through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.  Following the occurrence and during the continuance of an Event of Default, the outstanding principal amount under this Note shall accrue interest at the Default Rate (as hereafter defined).  For purposes hereof, the term “Default Rate” means an interest rate per annum equal to the lesser of (i) the Contract Rate plus seven percent (7.0%) or (ii) the highest lawful rate.  In no event shall interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law.

b. Principal Payments. Payment of the principal amount outstanding under this Note (the “Principal Amount”) shall be made by the Maker to the Payee on the Maturity Date.

c. Optional Redemption.  The Maker may prepay this Note in full or in part at any time without penalty.  Any prepayment of principal of this Note shall be accompanied by the payment of all accrued and unpaid interest on the principal amount so prepaid.

d. Payments.  All payments to be made by the Maker to the Payee pursuant to this Note shall be in immediately available United States funds, without setoff or counterclaim.

2. DEFINED TERMS.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include, respectively, their respective heirs, executors, successors and assigns.  Capitalized terms not defined in this Note shall have the meanings given to them in the Loan Agreement.

3. HEADINGS, ETC.  The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

4. WAIVER.  The Maker waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to any or all delays, extensions of time, renewals, release of any party to any document related to this Note, and of any available security therefor, and any and all waivers or modifications that may be granted or consented to by the Payee with regard to the time of payment, and agrees that no such action, delay or failure to act on the part of the Payee shall be construed as a waiver by the Payee of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto.

5. ASSIGNABILITY.  This Note shall be binding upon the Maker and its heirs, executors, successors and assigns, and shall inure to the benefit of the Payee and its successors and assigns, and may be assigned by the Payee.  The Maker may not assign any of its obligations under this Note without the prior written consent of the Payee, any such purported assignment without such consent being null and void.

6. AMENDMENTS.  This Note may not be modified, amended or otherwise changed except by an agreement in writing signed by the Maker and the Payee.  No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Payee and, if so given by the Payee, shall only be effective in the specific instance in which given.

7. ADDITIONAL DOCUMENTS. Maker and Payee have also entered into the Loan Documents which, among other items, provide for security for this Note and other matters.  Reference is hereby made to the Loan Documents for additional terms relating to the transactions giving rise to this Note, the security or support given for this Note and the additional terms and conditions under which this Note matures or may be accelerated or prepaid.

8. GOVERNING LAW.  THIS NOTE SHALL BE DELIVERED AND ACCEPTED IN AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

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IN WITNESS WHEREOF, the Maker has duly executed this Note the day and year first above written.

DAL GROUP, LLC

   By:________________________________

Name:
Title:

Address:

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